Exhibit 99.2

Finnovate Acquisition Corp. Announces Closing of $22,500,000 Over-Allotment Option in Connection with its Initial Public Offering

NEW YORK, November 12, 2021 — Finnovate Acquisition Corp. (Nasdaq: FNVTU) (the “Company”) today announced that it has completed the sale of an additional 2,250,000 units pursuant to the underwriters’ over-allotment option in connection with the Company’s initial public offering, generating an additional $22,500,000 of gross proceeds for the Company. In total, 17,250,000 units were sold in the offering, including the 2,250,000 units subject to the over-allotment option, at an offering price of $10.00 per unit, generating total gross proceeds to the Company of $172,500,000.

Each unit consists of one share of the Company’s Class A ordinary shares and three-quarters of one redeemable warrant. Each whole warrant is exercisable for one Class A ordinary share at an exercise price of $11.50 per share.

The units are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “FNVTU.” Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “FNVT” and “FNVTW,” respectively.

The Company is a blank check company formed for the purpose of acquiring or merging with one or more operating businesses. The Company is managed by Prof. David Gershon (former founder and CEO of SuperDerivatives), who serves as Chairman and CEO, Ron Golan (former head of investment banking and capital markets at Morgan Stanley for Israel & CEE), who serves as Director and CFO, and Jonathan Ophir (Former Head of Credit Division, at Altshuler Shaham), who serves as CIO. Uri Chaitchik serves as a senior consultant to the Company.

EarlyBirdCapital, Inc. acted as sole book-running manager for the offering and Ingalls & Snyder LLC acted as co-manager for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on November 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact information

Finnovate Acquisition Corp.
Ron Golan, Chief Financial Officer
ron@finnovateacquisition.com